Exhibit 99.1

Cedar Realty Trust Announces Tender Offers

Virginia Beach, VA /ACCESS Newswire / February 21, 2025 / Cedar Realty Trust, Inc. (NYSE: CDRpB) (NYSE: CDRpC) (the “Company”) announced today concurrent but separate offers to purchase up to an aggregate amount paid of $9,500,000 (the “Maximum Aggregate Purchase Amount”) of (i) up to 584,615 shares (the “Series C Share Cap”) of its 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Shares”) for a purchase price of $16.25 per share, in cash (the “Series C Offer”), and (ii) up to 535,211 shares (the “Series B Share Cap”) of its 7.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Shares”) for a purchase price of $17.75 per share, in cash (the “Series B Offer” and, together with the Series C Offer, the “Offers”), each less any applicable withholding taxes and without interest. The Offers will commence upon the filing by the Company of a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”).

The Offers will commence on February 21, 2025, and are intended to expire at 5:00 p.m., New York City time, on March 21, 2025, unless either Offer is earlier extended or terminated (such time and date, as the same may be extended with respect to either Offer, the “Expiration Date”). Tenders of Series C Shares or Series B Shares (together, “Shares”) must be made prior to the Expiration Date and may be withdrawn at any time prior to the Expiration Date, in each case, in accordance with the procedures described in the tender offer materials. The Company intends to pay for the Shares repurchased in the Offers with available cash.

If the aggregate purchase price for Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, the Company will accept for purchase the maximum number of Shares validly tendered and not withdrawn having an aggregate price which does not exceed the Maximum Aggregate Purchase Amount, accepting first Series C Shares properly tendered and not properly withdrawn up to the Series C Share Cap, then, if the number of Series C Shares purchased is less than the Series C Share Cap, accepting Series B Shares properly tendered and not properly withdrawn, up to the lesser of the Series B Share Cap or a number of Series B Shares having an aggregate purchase price equal to the remainder of the Maximum Aggregate Purchase Amount. Accordingly, all Series C Shares properly tendered will be accepted for purchase before any Series B Shares properly tendered will be accepted for purchase. If the number of Series C Shares properly tendered and not properly withdrawn exceeds the Series C Share Cap, the Company will prorate the number of Series C Shares accepted for payment and will not purchase any Series B Shares. If, after purchasing Series C Shares, the number of Series B Shares properly tendered and not properly withdrawn exceeds the lesser of the Series B Share Cap or a number of Series B Shares having an aggregate price equal to the remainder of the Maximum Aggregate Purchase Amount available to purchase Series B Shares, the Company will prorate the number of Series B Shares accepted for payment. Stockholders whose Series C Shares or Series B Shares are purchased in the Offers will be paid the applicable purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the Offers.

The Offers will not be contingent upon the receipt of financing or any minimum number of Shares being tendered. However, each Offer is subject to a number of other terms and conditions, which will be described in detail in the offer to purchase for the Offers. Specific instructions and a complete explanation of the terms and conditions of the Offers will be contained in the offer to purchase, the related letter of transmittal and other related materials, which will be sent to stockholders of record of Shares promptly after commencement of the Offers.

While the Company’s Board of Directors has authorized the Company to make the Offers, none of the Company, its Board of Directors, the Company’s officers, the information agent, or the depositary makes any recommendation as to whether to tender or refrain from tendering Shares. The Company has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Series B Shares. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the offer to purchase and related materials, when available.

Georgeson LLC is serving as information agent for the Offers and Computershare Inc. is serving as the depositary for the Offers. Alston & Bird LLP is serving as counsel to the Company for the Offers. Once commenced, for all questions relating to the Offers, please call the information agent, Georgeson LLC toll-free at (866) 735-3807; banks and brokers may call the depositary, Computershare Inc., at (800) 736-3001.

Additional Information Regarding the Offers

This communication is for informational purposes only and is not a recommendation to buy or sell the Company’s Series C Shares, Series B Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Company’s Series C Shares, Series B Shares or any other securities. On the commencement of the Offers, the Company will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the SEC. The Offers will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offers. Once the Offers have commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company will be filing with the SEC at the SEC’s website at www.sec.gov or from the information agent for the Offers.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. Cedar's portfolio comprises 15 properties, with approximately 2.3 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.

(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.